SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary proxy statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive proxy statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to /section/240.14a-11(c) or /section/240.14a-12

SHUMATE INDUSTRIES, INC.
(Name of Registrant as Specified in its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: Common Stock, par value $0.001
(2)	Aggregate number of securities to which transaction applies: N/A
(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): maximum of $10,000,000 (the aggregate amount to be received by the Registrant for the assets being sold)

(4)	Proposed maximum aggregate value of transaction: $10,000,000
(5)	Total fee paid: $2,000

☒	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date:
(5)	Filed:

SHUMATE INDUSTRIES, INC.
12060 FM 3083
Conroe, Texas 77301

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 6, 2008
________________________________________

To the Stockholders of
Shumate Industries, Inc.

The board of directors of Shumate Industries, Inc. invites you to attend a Special Meeting of Stockholders of Shumate to be held on August 6, 2008, at 10:00 am, local time, at the offices of Shumate Industries, Inc. located at 12060 FM 3083, Conroe, Texas 77301, for the following purposes, all of which are described more completely in the accompanying proxy statement:

(1)
To approve and adopt the Letter of Intent (the “Letter of Intent”) dated as of June 20, 2008 between our wholly owned subsidiary Shumate Machine Works, Inc., a Texas corporation (“Machine Works”) and American International Industries, Inc. (“Purchaser”), and to approve the sale of all of Machine Works’ assets contemplated by the Letter of Intent;

(2)	To approve the issuance of up to $700,000 of our common sock, par value $0.001 per share (“Common Stock”) to Purchaser in connection with the sale of Machine Works’ assets;

(3)	To approve the sale of Machine Works for any additional proposals received on terms at least as favorable to those under the Letter of Intent without requiring additional approval from stockholders;

(4)	To authorize our board of directors to change our name to a name to be determined by our board of directors; and

(5)	To transact such other business as may properly come before the special meeting and any adjournments or postponements thereof.

The board of directors recommends that you vote “FOR”the approval of proposals 1, 2, 3 and 4.

The board of directors has fixed the close of business on June 11, 2008 as the record date for determining those stockholders entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof.

Whether or not you expect to be present, please promptly mark, sign and date the enclosed proxy and return it in the enclosed pre-addressed envelope. No postage is required if mailed in the United States.

By Order of the Board of Directors

/s/ Matthew Flemming

Matthew Flemming, Secretary

Conroe, Texas
July 8, 2008

ALL STOCKHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. THOSE STOCKHOLDERS WHO ARE UNABLE TO ATTEND ARE RESPECTFULLY URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. STOCKHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.

SPECIAL MEETING OF STOCKHOLDERS
OF
SHUMATE INDUSTRIES, INC.
_____________________________

PROXY STATEMENT
______________________

INFORMATION ABOUT THE MEETING

This proxy statement is furnished in connection with the solicitation by our board of directors of proxies from the holders of our common stock, par value $.001 per share, for use at a Special Meeting of our Stockholders to be held at 10:00 am, local time, on August 6, 2008, at the offices of Shumate Industries, Inc., 12060 FM 3083, Conroe, Texas 77301, or at any adjournment(s) or postponement(s), pursuant to the enclosed Notice of Special Meeting of Stockholders.

The approximate date that this proxy statement and the enclosed proxy are first being sent to stockholders is July 11, 2008. Our executive offices are located at 12060 FM 3083, Conroe, Texas 77301, and our telephone number is (936) 539-9533.

PURPOSES OF THE MEETING

At the special meeting, our stockholders will consider and vote upon the following matters:

(1)
To approve and adopt the Letter of Intent (the “Letter of Intent”) dated as of June 20, 2008 between our wholly owned subsidiary Shumate Machine Works, Inc., a Texas corporation (“Machine Works”) and American International Industries, Inc. (“Purchaser”), and to approve the sale of all of Machine Works’ assets contemplated by the Letter of Intent;

(2)	To approve the issuance of up to $700,000 of our common sock, par value $0.001 per share (“Common Stock”) to Purchaser in connection with the sale of Machine Works’ assets;

(3)
To approve the sale of Machine Works for any additional proposals received on terms at least as favorable to those under the Letter of Intent without requiring additional approval from the stockholders;

(4)	To authorize our board of directors to change our name to a name to be determined by our board of directors; and

(5)	To transact such other business as may properly come before the special meeting and any adjournments or postponements thereof.

The board of directors recommends that you vote “FOR”the approval of proposals 1, 2, 3 and 4.

Once you have completed the enclosed proxy, sign and date the proxy and mail it back to us in the enclosed envelope. The giving of a proxy does not preclude you from voting in person at the special meeting. Stockholders have an unconditional right to revoke their proxy at any time prior to exercise, either in person at the special meeting or by filing with our Secretary at our offices located at 12060 FM 3083, Conroe, Texas 77301, a written revocation or duly executed proxy bearing a later date. However, no such revocation will be effective unless we receive written notice of the revocation or a duly executed proxy bearing a later date at or prior to the special meeting.

We will bear the cost of preparing, assembling and mailing this proxy statement, the notice of special meeting of stockholders and the enclosed proxy. In addition to the use of mail, our directors, officers and employees may solicit proxies personally and by telephone. Those persons will receive no compensation for soliciting proxies other than their regular compensation. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. We may reimburse such persons for their expenses in so doing.

SUMMARY TERM SHEET

This summary term sheet is intended to give you a summary description of the material aspects of the proposed sale of all of our assets in Machine Works, as described in this proxy statement. You should review this proxy statement and the annexes to it so that you can gain a more complete understanding of the proposed transaction. All references in this proxy statement to “Shumate”, “we”, “us” or “our” refer to Shumate Industries, Inc.

•
We will sell the assets of our subsidiary, Machine Works, to Purchaser (the “Asset Sale”). The Asset Sale will be accomplished pursuant to a yet to be drafted Asset Purchase Agreement. See “The Sale of Machine Works”beginning on page 7.

•
We will receive total consideration of not less than $5,000,000 from the Asset Sale. All of the consideration that we receive will be a combination of cash and assumption of certain liabilities by Purchaser. Specifically, the purchase price (the “Purchase Price”) will be paid as follows:

(i)	$5,000,000.00 in cash (“Cash Payment”), and
(ii)
Assumption of non-interest bearing debt obligations such as accounts payable, accrued expenses as well as delivery truck note and certain specified non-debt operating liabilities incurred in the ordinary course of business (currently expected to be approximately $1,667,955).

PROVIDED, HOWEVER, that if Purchaser assumes any interest bearing debt obligations of Machine Works, the Cash Payment shall be reduced by such amount. For example, if Purchaser assumes $4,800,000 million in interest debt bearing obligations (the estimated amount of its senior lender liens), the Cash Payment shall be reduced to $200,000. It is understood and agreed that Purchaser will not assume any interest bearing debt obligations in excess $5,000,000.

PROVIDED, FURTHER, that the Purchase Price shall be subject to adjustment as follows: If the Assumed Liabilities exceed the accounts receivable, inventory, cash and pre-paid assets (otherwise known as “Negative Working Capital”), then we will issue Purchaser that number of shares of Common Stock equal to the Negative Working Capital up to a maximum of $700,000 of Common Stock (based on the market price of our Common Stock on the date of determination, provided that such price shall not exceed $0.40). As an example, if the Negative Working Capital is $500,000 at closing, we will issue $500,000 dollars worth of Common Stock to Purchaser. It is understood and agreed that Negative Working Capital in excess of $700,000 shall not be assumed by Purchaser.

The Purchase Price is subject to (i) successful negotiation of the new $5,000,000 note with Stillwater National Bank; (ii) Stillwater National Bank’s agreement to subordinate its lien for the $219,600 equipment such that the Purchaser can enter into a lease for this equipment and (iii) receipt of a revised appraisal of the fair market value in place of the property and equipment of Machine Works’ being valued at least $5,000,000.

•
After completion of the Asset Sale, we will operate in one business segment, valve products, through our wholly-owned subsidiary Hemiwedge Valve Corporation. See “The Sale of Machine Works-General” beginning on page 7.

•
We intend to use the proceeds from the proposed Asset Sale to pay off outstanding indebtedness and for any remaining funds to provide working capital for our valve product line operated through our Hemiwedge Valve Corporation subsidiary. See “The Sale of Machine Works - Reasons for the Sale of Machine Works” beginning on page 9.

•	Our common stockholders will not receive any proceeds from this transaction. See “The Sale of Machine Works - Effect of Sale on Stockholders” beginning on page 11.

•
Larry C. Shumate, our President, Chief Executive Officer and Chairman and the President and director of Machine Works is expected to resign from all officer and director positions upon consummation of the Asset Sale to work for the Purchaser. In addition, it is currently contemplated that Kenton Chickering III, president of Hemiwedge Valve Corporation and one of our directors, will be appointed to assume the position vacated by Mr. Shumate. See “The Sale of Machine Works - Interests of Certain Persons” beginning on page 10.

•	Completion of the Asset Sale is subject to the satisfaction or waiver of the following conditions:

a.	Preparation, negotiation and execution of an asset purchase agreement containing customary representations, warranties, indemnities, and conditions between Purchaser and Machine Works
b.	Satisfactory completion of due diligence by Purchaser;
c.	Receipt of all necessary consents and approvals of government bodies, lenders, lessors and other third parties.
d.	Receipt of all necessary corporate approvals, including consent of the Board of Directors of Purchaser and Machine Works and approval of shareholders of Machine Works and Shumate Industries, Inc.
e.	Purchaser’s receipt of adequate financing for payment of the Purchase Price and
f.	Absence of pending or threatened litigation regarding the Asset Purchase Agreement.

•
The Asset Sale will be treated by us as a taxable sale of the assets of Machine Works. Nevertheless, we have sufficient net operating loss carryovers to offset any gain that is recognized in the transaction, and as a result, we will not incur any tax liability as a result of the sale of the assets of Machine Works. The Asset Sale will not result in any taxable income, gain or loss to our stockholders. See “The Sale of Machine Works - Certain Federal Income Tax Consequences” beginning on page 10.

•
Under Delaware law, the Asset Sale will not afford to stockholders the opportunity to dissent from the actions described herein or to receive an agreed or judicially appraised value for their shares. See “The Sale of Machine Works-Appraisal Rights” beginning on page 10.

General Information About the Special Meeting and Voting

Why did you send me this proxy statement?

We sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote at the special meeting of stockholders. This proxy statement summarizes the information you need to know to vote at the special meeting on August 6, 2008, and at any adjournments or postponements of the meeting, for the purposes indicated in the accompanying Notice of Special Meeting of Stockholders. However, you do not need to attend the special meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

This proxy statement and the accompanying proxy card will be mailed to stockholders on or about July 11, 2008.

Who can vote?

You can vote your shares of common stock if our records show that you owned the shares at the close of business on June 11, 2008. A total of 20,947,071 shares of common stock can vote at the special meeting. You get one vote for each share of common stock you own.

How do I vote by proxy?

Follow the instructions on the enclosed proxy card to vote on each proposal to be considered at the special meeting. Sign and date the proxy card and mail it back to us in the enclosed envelope. The proxyholders named on the proxy card will vote your shares as you instruct. If you sign and return the proxy card but do not vote on a proposal, the proxyholders will vote for you on that proposal. Unless you instruct otherwise, the proxyholders will vote FOR the sale of Machine Works and will use their judgment to vote FOR or AGAINST any other proposals to be considered at the meetings.

What if other matters come up at the special meeting?

The one matter described in this proxy statement is the only matter we know will be voted on at the special meeting. If other matters are properly presented at the meeting, the proxyholders will vote your shares as they see fit.

Can I change my vote after I return my proxy card?

Yes. At any time before the vote on a proposal, you can change your vote either by giving our corporate secretary a written notice revoking your proxy card, signing, dating and returning to us a new proxy card, or by attending the special meeting and voting in person. We will honor the proxy card with the latest date.

Can I vote in person at the special meeting rather than by completing the proxy card?

Although we encourage you to complete and return the proxy card to ensure that your vote is counted, you can attend the special meeting and vote your shares in person.

What do I do if my shares are held in street name”?

If your shares are held in the name of your broker or other nominee, that party should give you instructions for voting your shares.

How are votes counted?

We will hold the special meeting if holders of a majority of the shares of common stock entitled to vote either sign and return their proxy cards or attend the special meeting. If you sign and return your proxy card, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote on any of the proposals listed on the proxy card. A majority of the outstanding shares will constitute a quorum at the meeting.

Who will count the votes?

American Registrar and Stock Transfer Company (“Registrar"), our transfer agent, will tabulate the returned proxy votes by mail and Registrar’s inspector of the election will tabulate the votes at the meeting. The election inspector will treat shares represented by properly signed and returned proxies that reflect abstentions from voting as shares that are present and entitled to vote for purposes of determining the presence of a quorum on all matters.

Who pays for this proxy solicitation?

We do. In addition to sending you these materials, some of our employees may contact you by telephone, by mail, or in person. None of these employees will receive any extra compensation for doing this. We may request persons holding shares in their names for others to forward soliciting materials to our principals to obtain authorization for the execution of proxies, and we will reimburse such persons for their expenses in so doing.

You are requested, regardless of the number of shares you hold, to sign the proxy and return it promptly in the enclosed envelope.

OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

The board of directors has set the close of business on June 11, 2008 as the record date for determining stockholders entitled to notice of, and to vote at, the special meeting. As of the record date, there were 20,947,071 shares of common stock issued and outstanding, all of which are entitled to be voted at the special meeting. Each share of common stock is entitled to one vote on each matter submitted to stockholders for approval at the special meeting.

The attendance, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote at the special meeting is necessary to constitute a quorum. Shares represented by proxies which are marked “abstain” will only be counted for determining the presence of a quorum. For proposals 1, 2, 3 and 4, an abstention will have the effect of a negative vote.

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee will not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares will not be voted on proposals 1, 2, 3 or 4 and will have the effect of a negative vote on proposals 1, 2, 3 and 4. Shares represented by such “broker non-votes” will, however, be counted in determining the presence of a quorum.

The affirmative vote of a majority of the shares entitled to vote at the meeting will be required for approval of proposals 1, 2, 3 and 4.

A list of the stockholders entitled to vote at the special meeting will be available at our offices located at 12060 FM 3083, Conroe, Texas 77301 for a period of ten days prior to the special meeting for examination by any stockholder.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information as of June 11, 2008 as to each person or group who is known to us to be the beneficial owner of more than 5% of our outstanding voting securities and as to the security and percentage ownership of each of our executive officers and directors and of all of our officers and directors as a group. As of June 11, 2008 we had 20,947,071 shares of common stock outstanding.

Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder.

Shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of the date of this Memorandum are considered outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Name And Address(1)	Number Of Shares Beneficially Owned		Percentage Owned
Larry C. Shumate	1,760,100		8.40%
Matthew C. Flemming	1,116,350	(2)	5.33%
Russell T. Clark	1,418,400		6.77%
Frank X. Marshik	540,339	(3)	2.56%
Steven B. Erikson	205,000	(4)	*
Leo B. Womack	226,292	(5)	1.07%
Kenton Chickering III	136,090	(6)	*
Francis Jungers	527,000	(7)	2.50%
All directors and officers as a group	5,929,571		27.53%

*	Less than 1%.

(1)	The address is c/o Shumate Industries, Inc., 12060 FM 3083, Conroe, Texas 77301.

(2)	Mr. Flemming’s 1,116,350 shares have been pledged to Stillwater National Bank and Trust to secure payment for a loan collateralized by the shares.

(3)
Includes 270,910 shares held by the Marshik Family Trust, of which Mr. Marshik is a grantor and a trustee, 137,429 shares held by Mr. Marshik’s IRA, 12,000 shares underlying presently exercisable warrants, 120,000 shares underlying presently exercisable options. Mr. Marshik’s address is 8515 Costa Verde Boulevard, #907, San Diego, CA 92112.

(4)
Includes 95,000 shares held by Red Rock Interests, Ltd., of which Mr. Erikson is President and shareholder, 50,000 shares underlying presently exercisable options and 60,000 shares underlying options approved by the Board but not yet granted. Mr. Erikson’s address is c/o Shumate Industries, Inc. 12060 FM 3083, Conroe, Texas 77301.

(5)
Includes 110,792 shares held by a trust of which Mr. Womack is a trustee, 110,000 shares underlying presently exercisable options, 5,500 shares underlying presently exercisable warrants. Mr. Womack’s address is 710 North Post Oak Road, Suite 400, Houston, Texas 77024.

(6)	Includes 100,000 shares underlying presently exercisable options.

(7)
Includes 357,000 shares held by the Francis Jungers Trust, of which Mr. Jungers is a grantor and a trustee, 8,000 shares held by Mr. Jungers’ IRA, 9,000 shares held by the Julie Jungers Trust, of which Mr. Jungers’ spouse is a grantor and a trustee, 135,000 shares underlying presently exercisable options.

FORWARD-LOOKING STATEMENTS

With the exception of the discussion regarding historical information, this proxy statement contains forward-looking statements, including statements concerning our future plans following the sale of Machine Works. Such statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, our ability to close the sale of stock of Machine Works, a material reduction in the principal amount of the promissory notes due to post-closing adjustments, the inability of management to successfully implement their strategies regarding the data storage solutions business, our inability to increase sales to current customers and to expand our customer base, continued acceptance of our products in the marketplace, timing and volume of sales orders, material cost fluctuations, competitive factors, dependence upon third-party vendors, our future cash flows and ability to obtain sufficient financing, level of operating expenses, conditions in the technology industry and the economy in general, legal proceedings and other risks detailed in our periodic report filings with the SEC.

PROPOSALS

Proposal 1. To approve the sale of the assets of our wholly owned subsidiary, Machine Works to Purchaser, contemplated by the Letter of Intent.

THE SALE OF MACHINE WORKS

General

We currently operate in two business segments, contract machining and manufacturing and a valve product manufacturer. We propose to sell the assets of our contract machining and manufacturing business (the “Asset Sale”) to American International Industries, Inc. (“Purchaser”). Our contract machining and manufacturing business is operated through our Machine Works subsidiary. Following the Asset Sale, we will operate solely in the valve product line business through our Hemiwedge Valve Corporation subsidiary.

We own 100% of the outstanding capital stock of Machine Works on a fully diluted basis. The proposed Asset Sale will occur pursuant to a to-be-drafted and negotiated Asset Purchase Agreement, between us, Machine Works and Purchaser. Under the Asset Purchase Agreement, we will sell all of the assets of Machine Works to Purchaser.

Purchase Price for Machine Works

We will receive total consideration of not less than $5,000,000 from the Asset Sale. All of the consideration that we receive will be combination of cash and assumption of our liabilities by Purchaser. Specifically, the purchase price will be paid as follows:

1.	Cash Payment: $5,000,000.00 and

2.
Assumption of Liabilities: Assumption of non-interest bearing debt obligations such as accounts payable, accrued expenses, a promissory note for a delivery truck as well as certain specified non-debt operating liabilities incurred in the ordinary course of business (currently expected to be approximately $1,667,955).

PROVIDED, HOWEVER, that if Purchaser assumes any interest bearing debt obligations of Machine Works, the Cash Payment shall be reduced by such amount. For example, if Purchaser assumes $4,800,000 million in interest debt bearing obligations (the estimated amount of its senior lender liens), the Cash Payment shall be reduced to $200,000. It is understood and agreed that Purchaser will not assume any interest bearing debt obligations in excess $5,000,000.

PROVIDED, FURTHER, that the Purchase Price shall be subject to adjustment as follows: If the Assumed Liabilities exceed the accounts receivable, inventory, cash and pre-paid assets (otherwise known as “Negative Working Capital”), then we will issue Purchaser that number of shares of Common Stock equal to the Negative Working Capital up to a maximum of $700,000 of Common Stock (based on the market price of our Common Stock on the date of determination, provided that such price shall not exceed $0.40). As an example, if the Negative Working Capital is $500,000 at closing, we will issue $500,000 dollars worth of Common Stock to Purchaser. It is understood and agreed that Negative Working Capital in excess of $700,000 shall not be assumed by Purchaser.

The Purchase Price is subject to (i) successful negotiation of the new $5,000,000 note with Stillwater National Bank; (ii) Stillwater National Bank’s agreement to subordinate its lien for the $219,600 equipment such that the Purchaser can enter into a lease for this equipment and (iii) receipt of a revised appraisal of the fair market value in place of the property and equipment of Machine Works’ being valued at least $5,000,000.

Condition to Completion of the Transaction

Completion of the Asset Sale pursuant to the Letter of Intent is subject to the satisfaction or waiver of the following conditions:

1.	Preparation, negotiation and execution of an Asset Purchase Agreement containing customary representations, warranties, indemnities, and conditions between Purchaser and Machine Works
2.	Satisfactory completion of due diligence by Purchaser;
3.	Receipt of all necessary consents and approvals of government bodies, lenders, lessors and other third parties.
4.	Receipt of all necessary corporate approvals, including consent of the Board of Directors of Purchaser and Machine Works and approval of shareholders of Machine Works and Shumate Industries, Inc.;
5.	Purchaser’s completion of adequate financing for payment of the purchase price; and
6.	Absence of pending or threatened litigation regarding the Asset Purchase Agreement.

Machine Works

Machine Works is contract machine and manufacturing business with a focus in the oilfield services market. Machine Works manufactures products, parts, components, and assemblies for its customers designed to their specifications. Machine Works provides state of the art 3-D modeling software, computer numeric-controlled, or CNC, machinery and manufacturing expertise to its customers’ research and development, engineering, and manufacturing departments for desired results with their products. Machine Works’ offices are located at 12060 FM 3083, Conroe, Texas 77301 and the telephone number is (936) 539-9533.

American International Industries, Inc.

American International Industries, Inc. operates as a diversified holding company with a number of wholly-owned subsidiaries and two majority-owned subsidiaries. The company is a diversified corporation with interests in industrial/commercial companies and an oil and gas service business.. The company manufactures an omni directional vehicle, a material handling vehicle designed to handle aircraft, position large components, and for use as a platform for snow management equipment; fluid injector systems used for the injection of fuel system icing inhibitors, corrosion inhibitors, and conductivity and thermal stability additives in the aviation industry and military; fuel injection equipment; and water disinfection systems for a range of potable and waste water applications. It also produces and sells motor and aviation fuel additives, as well as performance additives, including detergents, pourpoint depressants, cetane improvers, lubricity agents, and fuel system icing inhibitors for commercial and marine, industry, aviation, railroad, and off-road equipment markets; and fuel test kits and materials used in quality control, filter media, water absorption materials, and related accessories. In addition, the company supplies booster cables, portable and rechargeable hand lamps, lighting products, cord sets, residential household light bulbs, night lights, multiple outlet devices, and miscellaneous battery and other consumer automotive accessories to retailers and wholesalers in the automotive after-market and consumer durable electrical products markets. Further, it is involved in well site services, including workover services, plugging and abandonment, and well completion and recompletion services, that are used by oil companies and independent oil and natural gas companies operating in South and East Texas, and the Gulf Coast market. The company also owns oil, gas, and mineral royalty interests in Washington County, Texas; a real estate property consisting of 287 acres of undeveloped land located on Dickinson Bayou and Galveston Bay in Galveston County, Texas; and a 174 acre tract of land in Waller County, Texas. American International Industries, based in Kemah, Texas and founded in 1994 is traded on the Nasdaq Capital Markets under the symbol “AMIN” and their telephone number is (281) 334-9479.

Background of the Sale of Machine Works

Our limited cash resources have restricted the ability of our management team to implement their sales, marketing and other initiatives. At March 31, 2008, we had insufficient liquidity to fund our operating needs for the next twelve months. Further, we have received a “going-concern” opinion from our auditors with respect to our most recent audited financial statements, i.e., our financial statements for the year ended December 31, 2007. As more fully described in the notes to those financial statements, we require a significant amount of cash for our operations and do not have sufficient cash to fund our operations for the next twelve months, which raises substantial doubt about our ability to continue as a going concern. During the past several years our working capital needs have been satisfied by cash from operations and through the sale of equity and convertible debt financings as well the credit facility with our senior secured lender, Stillwater National Bank.

As of December 31, 2007, we owed total indebtedness of approximately $3,800,000 million (not including accrued interest) to Stillwater, which subsequently increased to approximately $4,500,000 million as of June 4. This indebtedness is secured by a senior lien on all of our assets. The loan documents for the Stillwater indebtedness require us to meet certain financial ratios and tests. We were not in compliance with certain covenants thereunder for the most recent period tested, March 31, 2008. As of the date of this report, we have not received a notice of default from Stillwater. Should Stillwater decide to declare a default, it would result in an acceleration of the related debt and could result in Stillwater foreclosing on our assets. Consummation of the Asset Sale pursuant to the terms of the Letter of Intent will enable us to repay our credit facility with Stillwater. In addition, we believe that we will receive greater proceeds for the sale of Machine Works to a third party than in a foreclosure proceeding. In addition, if Stillwater were to foreclose and did not receive sufficient proceeds to repay the credit facility in full, it would look to the other secured assets, including assets held by our Hemiwedge® subsidiary. Consummation of the proposed Asset Sale enabling repayment of the Stillwater credit facility would protect those Hemiwedge® assets.

Our management believes that the valve proprietary products developed with Hemiwedge® valve technology and the valve industry in general, have greater future potential growth than our contract machining and manufacturing business. According to a recent report from McIlviane and Associates, an independent valve research firm, the 2007 market measured in dollars for industrial valve products in the United States and worldwide is $8.5 billion and $44.8 billion, respectively. The Hemiwedge® Cartridge valve has been used in the marketplace for over a year now in severe service oil, gas and process applications where legacy products such as ball valves frequently fail. Our Hemiwedge® Cartridge valve has performed well in these applications and offers customers reduced downtime advantages during valve maintenance via our cartridge system whereby all the internals of the product are enclosed within a ‘cartridge’ affixed to the bonnet. This allows a rapid replacement of all the valve’s internals and allows the valve body to remain in the line of service, avoiding the time and expense of removal. Additionally, the company has under development a sub sea high pressure valve used for chemical injection at well bore on the ocean floor and a down hole valve used in drilling applications utilizing the Hemiwedge® technology in connection with corporate partners. While both of these product lines are in development, commercialization via corporate licensing deals with established companies is anticipated later this year. Our management considers the growth opportunities of this proprietary new valve product technology to be significant.

The future growth of our proprietary product-based company Hemiwedge Valve Corp, we believe exceeds the potential of the service-based business model of Shumate Machine Works contract machine shop.

In the first quarter of, 2008, Mr. Shumate, our Chief Executive Officer approached the board of directors about pursuing a strategy of selling all or a portion of Machine Works to either a strategic or financial buyer or investor. Based on the reasons outlined below under “Reasons for the Sale of Machine Works,” our board of directors encouraged this strategy.

During March, 2008, President of Party A was contacted by Mr. Shumate with the objective of exploring the feasibility of integrating Machine Works’ operations into Party A’s operations. After several business meetings between our management and Party A’s management during the March 2008 - May 2008 period, Party A submitted an offer to acquire the assets of Machine Works, which culminated in the parties signing a non-binding letter of intent on May 16, 2008. At that time, Purchaser began its due diligence investigations of Machine Works. On May 22, 2008, our board of directors unanimously determined that the proposed asset sale with Party A was expedient to us, and fair to, advisable and in the best interests of the Company and our stockholders.and accordingly set a record date of June 11, 2008 for a meeting of stockholders for their approval. Over the next few weeks, during Party A’s due diligence, our management deduced that Party A’s interest in a transaction had subsided and thus management began to explore other alternatives.

During June, 2008, Mr. Daniel Dror, CEO of American International Industries was contacted by Mr. Shumate with the objective of exploring the feasibility of integrating Machine Works’ operations into Purchaser’s operations. After several business meetings between our management and American’s management during the June 2008 period, Purchaser submitted an offer to acquire the assets of Machine Works, which culminated in the parties signing a Letter of Intent (and the First Amendment thereto) on June 20, 2008. At that time, Purchaser began its due diligence investigations of Machine Works, which is still ongoing.

On June 20, 2008, our board of directors unanimously determined that the proposed Asset Sale was expedient to us, and fair to, advisable and in the best interests of the Company and our stockholders.

Reasons for the Sale of Machine Works

In arriving at its unanimous determination to approve the Asset Sale, the board carefully considered a number of factors. These factors included, without assigning any specific or relative weight to these factors:

•	Repayment of the Stillwater credit facility in full thereby protecting other assets securing such facility including assets held by our Hemiwedge® subsidiary;

•	Obtaining maximum value for the Machine Works assets in a private sale in lieu of potential foreclosure proceedings by our senior lender, Stillwater National Bank;

•
Our belief that the valve product industry, in general, as well as our particular Hemiwedge® valve product technology business, have greater future growth potential than our contract machining and manufacturing business;

•	The terms and conditions of the Letter of Intent, and that these terms and conditions were negotiated on an arms-length basis;

•	Uncertainty of whether an alternative transaction would be available in the future on terms more favorable to our stockholders than in the Letter of Intent; and

•
From a public company standpoint, management believes operating in two separate and distinct business segments has not had a positive impact on our businesses market valuation, can be confusing to potential new stockholders and has not been embraced when generating new investor interest.

The board of directors also considered certain risks and other potentially negative factors concerning the proposed Asset Sale, including (i) that the proposed sale would prevent us from realizing any future growth in the contract machining and manufacturing business, (ii) that the cash to be generated from the sale may not be sufficient to fund our long-term operating needs, (iii) the possible inability of management to successfully accomplish its goals regarding the valve product line business (iv) the purchase price will not enable us to retire all outstanding indebtedness, specifically the $3 million principal amount in convertible notes due this year and (v) the alienation of our legacy business (contract machining and manufacturing) and its customers.

In the view of the board, these considerations were not sufficient to outweigh the advantages of the proposed Asset Sale. The board believes that consummating the proposed Asset Sale will protect our Hemiwedge®assets, will provide greater value than a foreclosure sale, would provide much needed cash to retire our senior debt and be advantageous to our focus on the development and sale of our Hemiwedge® valve products.

Use of Proceeds

All proceeds received will be used to retire our outstanding credit facility with Stillwater National Bank. After transaction costs, we expect to little or no cash proceeds as our outstanding credit facility with Stillwater is currently approximately $4,800,000 and expected to increase to close to $5,000,000 by closing. Should there be any cash proceeds available after repayment of our Stillwater Credit Facility, we will be used for working capital purposes.

Accounting Treatment

As a result of the proposed Asset Sale, we will remove the Machine Works assets sold and liabilities assumed from our consolidated balance sheet and record a gain from the sale of discontinued operations of Machine Works. If the transaction had occurred on March 31, 2008, using the proposed terms, we would have recorded a gain equal to $3, 032,738. See “Unaudited Proforma Condensed Consolidated Financial Statements.”

Certain Federal Income Tax Consequences

The following is a summary of the material federal income tax consequences of the asset sale. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended, existing Treasury regulations and current administrative rulings and court decisions, all of which are subject to change. This summary does not address the effect of federal estate and gift tax laws nor any state, local or foreign tax laws that may be applicable. Stockholders should consult their own tax advisors with respect to the U.S. federal, state, local and foreign tax consequences to them of the sale of the assets of Machine Works.

The sale of the assets of Machine Works will be treated by us as a taxable sale of the assets of Machine Works. Nevertheless, we have sufficient net operating loss carryovers to offset any gain that is recognized in the transaction, and as a result, we will not incur any tax liability as a result of the sale of the assets of Machine Works.

The sale of Machine Works will not result in any taxable income, gain or loss to our stockholders.

Interests of Certain Persons

Larry C. Shumate, our President, Chief Executive Officer and Chairman and the President and director of Machine Works is expected to resign from all officer and director positions upon consummation of the Asset Sale to work for the Purchaser. It is currently contemplated that Kenton Chickering III, president of Hemiwedge Valve Corporation and one of our directors, would be appointed to assume the position vacated by Mr. Shumate.

Appraisal Rights

Stockholders will not be entitled to appraisal rights under the Delaware General Corporation Law in connection with the Asset Sale.

Regulatory Approval

The Asset Sale is not subject to regulatory approval.

Effect of Sale on Stockholders

Our common stockholders will not receive any proceeds from the Asset Sale. Our stockholders will retain their equity interest in us. The Asset Sale will not result in any changes in the rights of our stockholders.

Vote Required

The Asset Sale may be deemed to be the sale of substantially all of our assets under the Delaware General Corporation Law (the “DGCL"). For this proposal to be approved in accordance with the requirements of the DGCL, the sale must be approved by stockholders holding a majority of the shares entitled to vote thereon.

Recommendation of the Board of Directors

Our board of directors has unanimously determined that the proposed Asset Sale was expedient to us, and fair to, advisable and in the best interests of us and our stockholders, and unanimously approved the Letter of Intent and the Asset Sale. Accordingly, our board of directors recommends that you vote “FOR” the approval of proposal 1.

Proposal 2. To approve the issuance of up to $700,000 of our Common Stock to Purchaser in connection with the sale of Machine Works’ assets.

Proposal 1 set forth the terms of the proposed sale of Machine Works’ assets to American International Industries, Inc. pursuant to that certain June 20, 2008 Letter of Intent. Pursuant to such Letter of Intent, we may be required to issue American International, Inc. up to $700,000 (based on the market price of our Common Stock on the date of determination, provided that such price shall not exceed $0.40) of our Common Stock as an adjustment to the Purchase Price to be paid by American. See “Proposal 1—Sale of Machine Works—General—Purchase Price for Machine Works.”

The number of shares due American will depend upon; (i) the Negative Working Capital (see “Proposal 1—Sale of Machine Works—General—Purchase Price for Machine Works.”), if any, on the closing date of the Asset Sale and (ii) the market price of our Common Stock at such time. As of the date of this Proxy Statement, we have a Negative Working Capital of approximately $900,000. Pursuant to the Letter of Intent, the maximum number of Common Stock we are obligated to issue is capped at $700,000. Accordingly, based upon a closing price of $0.43 on June 23, 2008 we would be obligated to issue American 1,750,000 shares (based on a market price cap of $0.40) of Common Stock (assuming a market price of $0.43 on the closing date). Should the price of our Common Stock decrease, we could be obligated to issue a greater number shares of Common Stock to American. For example, if the market price of our Common Stock was $0.20 on the closing date AND American was entitled to the maximum $700,000 Purchase Price adjustment, we would be obligated to issue American 3,500,000 shares of Common Stock.

We will not receive any proceeds from the issuance of Common Stock to American. The issuance of Common Stock as a Purchase Price adjustment for the Asset Sale is required for American to pursue the transaction described under Proposal 1. As discussed under Proposal 1, we believe the Asset Sale was expedient to us, and fair to, advisable and in the best interests of the Company and our stockholders. A rejection of this proposal 2 will have the same effect as voting AGAINST proposal 1. See “Proposal 1—Sale of Machine Works—Reasons for the Sale of Machine Works.”

Vote Required

The Asset Sale pursuant to the Letter of Intent may be deemed to be the sale of substantially all of our assets under the Delaware General Corporation Law (the “DGCL"). The issuance of $700,000 of Common Stock as a purchase price adjustment is a requirement for American to consummate the Asset Sale. For this proposal to be approved in accordance with the requirements of the DGCL, the issuance of up to $700,000 of Common Stock in connection with the Asset Sale must be approved by stockholders holding a majority of the shares entitled to vote thereon.

Recommendation of the Board of Directors

Our board of directors has unanimously determined that the Asset Sale, including the potential issuance of up to $700,000 of Common Stock was expedient to us, and fair to, advisable and in the best interests of us and our stockholders, and unanimously approved the issuance of up to $700,000 of Common Stock to Purchaser in connection with the Asset Sale. Accordingly, our board of directors recommends that you vote “FOR” the approval of proposal 2.

Proposal 3. To approve the sale of our wholly owned subsidiary, Machine Works, pursuant to any additional proposals on terms at least as favorable as those under the Letter of Intent without requiring additional approval from stockholders.

THE SALE OF MACHINE WORKS ON TERMS AT LEAST AS FAVORABLE THAN THE LETTER OF INTENT
WITHOUT REQUIRING ADDITIONAL APPROVAL FROM STOCKHOLDER

General

We currently operate in two business segments, contract machining and manufacturing and a valve product manufacturer. We propose to sell our contract machining and manufacturing business to a purchaser so long as such purchase offers terms at least as favorable than those discussed in the Letter of Intent discussed under proposal number 1. Our contract machining and manufacturing business is operated through our Machine Works subsidiary. Following the sale of Machine Works, we will operate solely in the valve product line business through our Hemiwedge Valve Corporation subsidiary.

We own 100% of the outstanding capital stock of Machine Works on a fully diluted basis. The proposed sale will occur pursuant to a to-be-drafted and negotiated purchase agreement, between us, Machine Works and purchaser. Under the purchase agreement, we will sell to such purchaser.

Purchase Price for Machine Works

Since any proposal must be on terms at least as favorable the Letter of Intent discussed in proposal 1, we will receive total consideration of not less than $5,000,000 from the sale of Machine Works. The purchase price will be a combination of cash and assumed liabilities, the total of which must exceed $5,000,000.

Condition to Completion of the Transaction

Please refer to the discussion for this heading under proposal 1, which is incorporated herein. We expect any proposal received to have similar conditions for completion of a transaction.

Background of the Sale of Machine Works

Please refer to the discussion for this heading under proposal 1, which is incorporated herein by reference.

Reasons for the Sale of Machine Works

Please refer to the discussion for this heading under proposal 1, which is incorporated herein by reference.

Reason for approving additional proposals on terms at least as favorable as those under the Letter of Intent without requiring additional approval from stockholders.

The board of directors have a duty to maximize the value to its stockholders. In addition, the board of directors believes that being able to consider and pursue additional proposals for the sale of Machine Works without requiring additional stockholder approval will provide flexibility for both our management and business. Presently, we need to go to the time and expense of having a stockholder’s meeting in order to effectuate a sale of Machine Works. We must be able to quickly deal with serious proposals for sale of Machine Works which ensure a greater return to the stockholders. We believe that some potential buyers may be deterred by the amount of time required to consummate a sale where we are required to hold a special stockholders meeting.

Use of Proceeds

All proceeds received will be used to retire our outstanding credit facility with Stillwater National Bank. After transaction costs, we expect to little or no cash proceeds as our outstanding credit facility with Stillwater is currently approximately $4,800,000 and expected to increase to close to $5,000,000 by closing. Should there be any cash proceeds available after repayment of our Stillwater Credit Facility, we will be used for working capital purposes.

Accounting Treatment

Please refer to the discussion for this heading under proposal 1, which is incorporated herein by reference.

Certain Federal Income Tax Consequences

Please refer to the discussion for this heading under proposal 1, which is incorporated herein by reference.

Interests of Certain Persons

Please refer to the discussion for this heading under proposal 1, which is incorporated herein by reference.

Appraisal Rights

Stockholders will not be entitled to appraisal rights under the Delaware General Corporation Law in connection with the sale.

Regulatory Approval

The sale of Machine Works is not subject to regulatory approval.

Effect of Sale on Stockholders

Our common stockholders will not receive any proceeds from the sale of Machine Works. Our stockholders will retain their equity interest in us. The sale of Machine Works will not result in any changes in the rights of our stockholders.

Vote Required

The sale of Machine Works may be deemed to be the sale of substantially all of our assets under the Delaware General Corporation Law (the “DGCL"). For this proposal to be approved in accordance with the requirements of the DGCL, the sale must be approved by stockholders holding a majority of the shares entitled to vote thereon.

Recommendation of the Board of Directors

Our board of directors has unanimously determined that the proposed sale of Machine Works was expedient to us, and fair to, advisable and in the best interests of us and our stockholders, and unanimously approved the sale of Machine Works pursuant to any proposals on terms at least as favorable as those under the Letter of Intent without requiring additional approval from stockholders. Accordingly, our board of directors recommends that you vote “FOR” the approval of proposal 3.

Proposal 4. Authorization to the Board of Directors to change our name to a name to be determined by the Board of Directors

On June 20, 2008, our board of directors unanimously adopted a resolution declaring it advisable to seek authorization from our stockholders to change the name of the company to a new name to be chosen in the discretion of our board of directors. This name change would require an additional amendment to our Certificate of Incorporation. In the event stockholders approve this proposal, we would file another amendment to our Certificate of Incorporation with the Delaware Secretary of State. This amendment will become effective at the close of business on the date the amendment to the Certificate of Incorporation is accepted for filing by the Delaware Secretary of State.

Our board of directors has determined that a name change may be in our best interest should the sale of Machine Works be consummated. Authorization of a name change without further stockholder approval is important to us, inasmuch as we will be able to change our name and corporate identity quickly. Presently, we need to go to the time and expense of having a stockholder’s meeting in order to effectuate a name change. We desire to be able to quickly deal with situations calling for us to modify our name and corporate identity. Although our management considers it possible that we may change our name in the future, we do not have immediate plans to change our name.

Vote Required

The change of our corporate name will require an amendment to our Certificate of Incorporation. For this proposal to be approved in accordance with the requirements of the DGCL, this proposal must be approved by stockholders holding a majority of the shares entitled to vote thereon.

Recommendation of the Board of Directors

Our board of directors has unanimously determined that the proposal to change our corporate name was expedient to us, and fair to, advisable and in the best interests of us and our stockholders, and unanimously approved the change of our corporate name. Accordingly, our board of directors recommends that you vote “FOR” the approval of proposal 4.

UNAUDITED PROFORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited proforma condensed consolidated financial statements give effect to our sale of the assets of Machine Works (the “Asset Sale"). The statements are derived from, and should be read in conjunction with, our historical financial statements and notes thereto, as presented in our Annual Report Form 10-KSB for the year ended December 31, 2007 and our Quarterly Report Form 10-Q for the period ended March 31, 2008.

The unaudited proforma condensed consolidated balance sheet as of March 31, 2008 assumes the Asset Sale occurred on March 31, 2008. The unaudited proforma condensed consolidated statements of operations for the three months ended March 31, 2008, the year ended December 31, 2007 and December 31, 2006, give effect to the Asset Sale as if it had occurred as of January 1, 2008, January 1, 2007, and January 1, 2006, respectively.

The unaudited proforma financial information is presented for illustrative purposes and is not designed to represent, and does not represent, what the financial position or operating results would have been had the Asset Sale been completed as of the dates assumed, nor is it intended to project our future financial position or results of operations.

SHUMATE INDUSTRIES, INC.
Unaudited Proforma Condensed Consolidated Balance Sheet
As of March 31, 2008
	Historical	Elimination of Machine Works	Other	Proforma without Machine Works
ASSETS
Current assets:
Cash and cash equivalents	$17,141	$5,000,000	$(3,828,900)	$1,188,241
Accounts receivable, net of allowance for doubtful accounts	247,483	(216,039)		31,444
Inventory	1,624,792	(526,150)		1,098,642
Prepaid expense and other current assets	529,100	(21,312)		507,788

Total current assets	2,418,516	4,236,499	(3,828,900)	2,826,115

Fixed assets, net of accumulated depreciation	2,248,213	(1,759,909)		488,304
Patents, net of accumulated amortization	344,406			344,406
Deposits	55,340			55,340

Total assets	$5,066,475	$2,476,590	$(3,828,900)	$3,714,165

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$1,497,592	$(962,719)		$534,873
Accounts payable - releated party	128,475			128,475
Accrued expenses	1,736,086	(742,547)	241,765	1,235,304
Note Payable - related party	197,085			197,085
Current portion of notes payable - other	302,537			302,537
Current portion of capital lease obligation	41,767			41,767
Current portion of equipment notes payable	5,578	(5,578)		—
Current portion of convertible notes payable	3,027,855			3,027,855
Current portion of term note payable - Stillwater National Bank	389,719		(389,719)	—
Line of credit - Stillwater National Bank	499,899		(499,899)	—

Total current liabilities	7,826,593	(1,710,844)	(647,853)	5,467,896

Long term liabilities:
Long term portion of equipment notes payable	22,907	(22,907)		—
Long term portion of term note payable - Stillwater National Bank	2,939,282		(2,939,282)	—

Total long term liabilities	2,962,189	(22,907)	(2,939,282)	—

Total liabilities	10,788,782	(1,733,751)	(3,587,135)	5,467,896

Stockholders’ equity (deficit):
Common stock	20,947		1,750	22,697
Additional paid-in-capital	22,789,305		1,748,250	24,537,555
Accumulated deficit	(28,532,559)	4,210,341	(1,991,765)	(26,313,983)

Total stockholders’ equity (deficit)	(5,722,307)	4,210,341	(241,765)	(1,753,731)

Total liabilities and stockholders’ equity (deficit)	$5,066,475	$2,476,590	$(3,828,900)	$3,714,165

See Notes to Unaudited Proforma Condensed Consolidated Financial Statements

SHUMATE INDUSTRIES, INC.
Unaudited Proforma Condensed Consolidated Statement of Operations
For the three months ended March 31, 2008

	Historical	Elimination of Machine Works	Proforma without Machine Works

REVENUES	$1,454,436	$(1,431,861)	$22,575

COST OF REVENUES
Cost of revenues	1,292,626	(1,050,550)	242,076
Depreciation expense	118,700	(100,313)	18,387

Total cost of revenues	1,411,326	(1,150,863)	260,463

GROSS PROFIT	43,110	(280,998)	(237,888)

OPERATING EXPENSES:
Selling, general and administrative	1,143,908	(200,595)	943,313
Depreciation expense	38,916	—	38,916
Bad debt expense (recovery)	(20,000)	20,000	—
Research and development	144,956	—	144,956

Total operating expenses	1,307,780	(180,595)	1,127,185

LOSS FROM OPERATIONS	(1,264,670)	(100,403)	(1,365,073)

OTHER INCOME (EXPENSE)
Debt forgiveness income	—		—
Interest expense	(180,108)	82,538	(97,570)

NET LOSS	$(1,444,778)	$(17,865)	$(1,462,643)

Basic net income (loss) per share	$(0.07)		$(0.07)
Diluted net income (loss) per share	(0.07)		(0.07)

Weighted average shares outstanding-Basic	20,682,364		21,505,077
Weighted average shares outstanding-Diluted	20,682,364		21,505,077

See Notes to Unaudited Proforma Condensed Consolidated Financial Statements

SHUMATE INDUSTRIES, INC.
Unaudited Proforma Condensed Consolidated Statement of Operations
For the year ended December 31, 2007

	Historical	Elimination of Machine Works	Proforma without Machine Works

REVENUES	$9,033,614	$(7,928,763)	$1,104,851

COST OF REVENUES
Cost of revenues	6,605,358	(6,082,769)	522,589
Depreciation expense	416,536	(373,909)	42,627

Total cost of revenues	7,021,894	(6,456,678)	565,216

GROSS PROFIT	2,011,720	(1,472,085)	539,635

OPERATING EXPENSES:
Selling, general and administrative	6,396,410	(900,821)	5,495,589
Depreciation expense	191,912		191,912
Bad debt expense (recovery)	—		—
Research and development	1,741,434		1,741,434

Total operating expenses	8,329,756	(900,821)	7,428,935

LOSS FROM OPERATIONS	(6,318,036)	(571,264)	(6,889,300)

OTHER INCOME (EXPENSE)
Debt forgiveness income	—		—
Interest expense	(892,748)	547,845	(344,903)

NET LOSS	$(7,210,784)	$(23,419)	$(7,234,203)

Basic net income (loss) per share	$(0.36)		$(0.36)
Diluted net income (loss) per share	(0.36)		(0.36)

Weighted average shares outstanding-Basic	20,061,282		20,061,282
Weighted average shares outstanding-Diluted	20,061,282		20,061,282

See Notes to Unaudited Proforma Condensed Consolidated Financial Statements

SHUMATE INDUSTRIES, INC.
Unaudited Proforma Condensed Consolidated Statement of Operations
For the year ended December 31, 2006

	Historical	Elimination of Machine Works	Proforma without Machine Works

REVENUES	$7,719,882	$(7,403,802)	$316,080

COST OF REVENUES
Cost of revenues	5,665,243	(5,443,871)	221,372
Depreciation expense	368,127	(368,127)	—

Total cost of revenues	6,033,370	(5,811,998)	221,372

GROSS PROFIT	1,686,512	(1,591,804)	94,708

OPERATING EXPENSES:
Selling, general and administrative	3,427,349	(1,056,167)	2,371,182
Depreciation expense	82,360	(1,430)	80,930
Bad debt expense (recovery)	(20,000)	20,000	—
Research and development	750,639		750,639

Total operating expenses	4,240,348	(1,037,597)	3,202,751

LOSS FROM OPERATIONS	(2,553,836)	(554,207)	(3,108,043)

OTHER INCOME (EXPENSE)
Debt forgiveness income	2,000,000	(2,000,000)	—
Interest expense	(755,295)	501,271	(254,024)

NET LOSS	$(1,309,131)	$(2,052,936)	$(3,362,067)

Basic net income (loss) per share	$(0.09)		$(0.22)
Diluted net income (loss) per share	(0.09)		(0.22)

Weighted average shares outstanding-Basic	15,367,674		15,367,674
Weighted average shares outstanding-Diluted	15,367,674		15,367,674

See Notes to Unaudited Proforma Condensed Consolidated Financial Statements

Notes to Unaudited Proforma Condensed
Consolidated Financial Statements

NOTE 1. ASSET SALE

These proforma financial statements have been prepared assuming a sale of Machine Works on terms at least as favorable as those contained in the Letter of Intent with American International Industries (“American”). In such Letter of Intent, the total aggregate purchase price shall be the total of (i) $5,000,000 in cash (“Cash Payment”) plus (ii) the assumption of non-interest bearing debt obligations such as accounts payable, delivery truck note as well as certain specified non-debt operating liabilities incurred in the ordinary course of business. As set forth under proposal number 3, we also seek the ability to consummate a transaction for the sale of Machine Works on terms at least as favorable than contained in the American Letter of Intent. Should we procure stockholder approval for proposal number 3, we would expect the proforma financial statements to look substantially similar except that we would expect the cash received in any such sale to be greater than received in a transaction with American International Industries.

NOTE 2. PROFORMA ADJUSTMENTS

The proforma Balance Sheet as of March 31, 2008, contains two columns of adjustments. In the column labeled “Elimination of Machine Works”, adjustments are included for the cash portion of the purchase price, elimination of all purchased assets, assumed liabilities and assumed interest bearing debt. The liabilities assumed include trade payables and select accrued liabilities. The interest bearing debt includes an equipment loan for a delivery truck.

The “Other” column reflects the payment of all outstanding loans with Stillwater National Bank as well as two aspects of the Letter of Intent. If the Assumed Liabilities exceed the accounts receivable, inventory, cash and pre-paid assets (otherwise known as “Negative Working Capital”), then Shumate Industries, Inc. the parent company and owner of the Company will issue unregistered common shares at market price (provided that such price shall not exceed $0.40) to make up the difference on a dollar for dollar basis, not to exceed $700,000. In this proforma, Shumate would be required to issue American approximately 1,750,000 shares of common stock. In addition, American does not have to assume any liabilities for Negative Working Capital in excess of $700,000. As of March 31, 2008, this would have resulted in Shumate retaining approximately $242,000 in liabilities.

The proforma adjustments to the Statement of Operations as of March 31, 2008, December 31, 2007 and December 31, 2006, include the elimination of all income and expense related to the operations of Shumate Machine works as of January 1 for each presented period.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

We have not had any changes in or disagreements with our independent registered public accounting firm during our two most recent fiscal years or any subsequent interim period.

Our independent registered public accounting firm for our two most recent fiscal years and for the current year will not be present at the Special Meeting of Stockholders to be held on August 6, 2008. Accordingly, they will not have an opportunity to make a statement and will not be available to respond to appropriate questions.

OTHER BUSINESS

The board knows of no other business to be brought before the special meeting. If, however, any other business should properly come before the special meeting, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.

INFORMATION CONCERNING STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 promulgated by the SEC, a stockholder intending to present a proposal to be included in our proxy statement for our 2009 annual meeting of Stockholders must deliver a proposal in writing to our principal executive offices no later than December 31, 2008.

If a stockholder does not seek to have a proposal included in the proxy statement for our 2009 annual meeting, but nevertheless wishes to present a proper proposal at the annual meeting, and the proposal is received by us on or before March 22, 2009, we will provide information in the proxy statement relating to that annual meeting as to the nature of the proposal and how persons named in the proxy solicited by our board of directors intend to exercise their discretion to vote on the proposal.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports and other information with the Securities and Exchange Commission (the “Commission”). You may read our Commission filings over the Internet at the Commission’s website at http://www.sec.gov. You may also read and copy documents at the Commission’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms.

We incorporate into this proxy statement by reference the following documents filed by us with the Commission, each of which should be considered an important part of this proxy statement:
Commission Filing	Period Covered or Date of Filing
Annual Report on Form 10-KSB	Year ended December 31, 2007
Quarterly Report on Form 10-Q	Period ended March 31, 2008

We are delivering with this proxy statement our Annual Report on Form 10-KSB for the year ended December 31, 2007 and our Quarterly Report on Form 10-Q for the period ended March 31, 2008. Upon request, we will provide, without charge, to each person, including any beneficial owner, to whom this proxy statement is delivered, a copy of any or all of the documents incorporated by reference (other than exhibits to such documents that are not specifically incorporated by reference in such documents). Requests for such copies should be directed to Shumate Industries, Inc., 12060 FM 3083 Conroe, Texas, 77301 Attention: Secretary; (936) 539-9661.

By Order of the Board of Directors

/s/ Matthew Flemming

Matthew Flemming, Secretary

Conroe, Texas
July 8, 2008

Appendix A

AMERICAN INTERNATIONAL INDUSTRIES, INC.
(NasdaqCM: “AMIN”)
601 Cien St., Suite 235, Kemah, TX 77565-3077
Tel: (281) 334-9479 Fax: (281) 334-9508
email: amin@americanii.com
www.americanii.com

June 20, 2008
Mr. Larry Shumate
President
Shumate Machine Works, Inc.
12060 FM 3083
Conroe, Texas 77301

Dear Mr. Shumate:

The purpose of this letter (the “Letter”) is to set forth certain nonbinding understandings and certain binding agreements reached between American International Industries, Inc., a Nevada corporation, or its wholly-owned subsidiary (“Prospective Buyer”), Shumate Industries, Inc. (“Parent”) and its wholly-owned subsidiary, Shumate Machine Works Corporation, a Texas corporation (“Shumate” and/or the “Company”) with respect to the possible acquisition of all the outstanding assets and the assumption of certain liabilities of Shumate, on the terms set forth below.

I. NONBINDING PROVISIONS

The following numbered paragraphs of this Letter (collectively, the “Nonbinding Provisions”) reflect our mutual understanding of the matters described in them, but each party acknowledges that the Nonbinding Provisions are not intended to create or constitute any legally binding obligations between Prospective Buyer and the Company, and neither the Company nor the Prospective Buyer shall have any liability to the other party with respect to the Nonbinding Provisions until a fully integrated, definitive agreement (the “Definitive Agreement”), and other related documents are prepared, authorized, executed and delivered by and between all parties. If the Definitive Agreement is not prepared, authorized by all necessary parties, executed or delivered for any reason, on or before July 15, 2008, no party to this Letter, nor anyone associated or affiliated with them, shall have any liability to any other party to this Letter based upon, arising from or relating to the Nonbinding Provisions.

1.
Basic Transaction. Prospective Buyer (1) will acquire from the Company, substantially all the Company’s assets, including cash and cash equivalents, accounts receivable, intellectual property, fixtures, real property, inventory, and prepaid expenses (collectively, the “Assets”) and (2) will assume from the Company its non-interest bearing debt obligations and certain specified non-debt operating liabilities incurred in the ordinary course of business, including post-closing obligations under contracts to which the Company is a party (collectively, the “Assumed Liabilities”).

2.
Proposed Purchase Price. Based on the information known to the Prospective Buyer on the date hereof, the total consideration shall be the total of (i) $5,000,000 in cash (the “Cash Payment”) and (ii) the assumption of certain liabilities described in attached Exhibit A (collectively, the “Purchase Price”). The proposed purchase price is subject to successful negotiation of the new $5,000,000 note with Stillwater National Bank and the Bank’s agreement to subordinate its lien for the $219,600 equipment such that the Prospective Buyer can enter into a lease for this equipment. Also, the proposed purchase price is subject to the revised appraisal of the fair market value in place of the property and equipment being valued at least $5,000,000.

3.
Purchase Price Adjustment. If the Assumed Liabilities exceed the accounts receivable, inventory, cash and pre-paid assets (otherwise known as “Negative Working Capital”), then Shumate Industries, Inc., the Parent, will issue within five (5) days of the determination of the excess Assumed Liabilities, a number of Parent’s unregistered common shares based upon the closing price of the Parent’s common shares on the date of such determination, equal to the difference on a dollar for dollar basis, not to exceed $700,000. As an example, if the Negative Working Capital is $500,000 at closing, then Shumate Industries will issue $500,000 dollars worth of its common stock. Negative Working Capital in excess of $700,000 shall not be assumed by the Prospective Buyer.

4.
Closing. The parties intend that the closing of the proposed transaction would occur before July 30, 2008 (the “Closing”), subject to the receipt of all necessary governmental approvals, third party consents, and the approval of the shareholders of the parent of the Company, Shumate Industries, Inc. (“Parent”).

5.
Due Diligence. Prospective Buyer has commenced, and intends to continue, its due diligence investigation of the prospects, business, assets, contracts, rights, liabilities and obligations of the Company, including financial, marketing, employee, legal, regulatory, and environmental matters.

6.
Proposed Form of Agreement. Prospective Buyer, the Parent and the Company intend to promptly begin negotiating the terms of a written Definitive Agreement, subject to the approval of the Prospective Buyer’s Board of Directors, the Company’s Board of Directors and the shareholders of Company and Parent, containing customary representations, warranties, indemnities, conditions and agreements by the Prospective Buyer and the Company.

7.
Conditions to Proposed Transaction. The parties do not intend to be bound to the Nonbinding Provisions or any other provisions covering the same subject matter until the execution and delivery of the Definitive Agreement, which, if successfully negotiated, would provide that the proposed transaction would be subject to customary terms and conditions, including the following:

(a)
Receipt of all necessary consents and approvals of government bodies, lenders, lessors and other third parties including compliance by the parties and the Hart-Scott-Rodino Antitrust Improvements Act (the “H-S-R Act”), if necessary:

(b)	Receipt of all necessary corporate approvals, including consent of the Board of Directors of the Prospective Buyer and Company and approval of the shareholders of the Company and Parent;

(c)	Absence of pending or threatened litigation regarding the Definitive Agreement or the transactions to be contemplated thereby;

(d)	The Prospective Buyer’s completion of adequate financing for payment of the Purchase Price;

(e)
Absence of any material adverse change in the Company’s business, financial condition or operations since December 31, 2007, except for such changes disclosed by the Company in writing in the Definitive Agreement or otherwise.

(f)	Valid transfer of title to all Assets free and clear of any liens and/or encumbrances, except as otherwise set forth in the Definitive Agreement; and

(i)	Delivery of standard and customary legal opinions, closing certificates and other documentation.

II. Binding Provisions

Upon the execution by the Company and its Parent of this Letter or counterparts thereof, the following lettered paragraphs of this Letter (collectively, the “Binding Provisions”) will constitute the legally binding and enforceable agreement of Prospective Buyer, the Parent and the Company (in recognition of the significant costs to be borne by Prospective Buyer and the Company in pursuing this proposed transaction and further in consideration of their mutual undertakings as to the matters described herein).

A.
Nonbinding Provisions Not Enforceable. The Nonbinding Provisions do not create or constitute any legally binding obligations between Prospective Buyer and the Company, and neither prospective Buyer nor the Company shall have any liability to the other party with respect to the Nonbinding Provisions until the Definitive Agreement, if one is successfully negotiated, is executed and delivered by and between all parties. If the Definitive Agreement is not prepared, duly authorized, executed or delivered for any reason, on or before July 15, 2008, then no party to this Letter, nor anyone associated or affiliated with them, shall have any liability to any other party to this Letter based upon, arising from or relating to the Nonbinding Provisions.

B.
Definitive Agreement. Prospective Buyer and its counsel shall be responsible for preparing the initial draft of the Definitive Agreement. Subject to the final sentence of Paragraph C below, Prospective Buyer, the Parent and the Company shall negotiate in good faith to arrive at a mutually acceptable Definitive Agreement for approval, execution and delivery on the earliest reasonably practicable date.

C.
Access. From the date of hereof until the earlier of execution of the Definitive Agreement or the termination of this Letter, the Company and its Parent shall provide to Prospective Buyer access, subject to the Company’s prior consent, to the Company’s facility, books and records and shall cause the directors, employees, accountants, and other agents and representatives (collectively, “Representatives”) of the Company to cooperate fully with Prospective Buyer and Prospective Buyer’s Representatives in connection with Prospective Buyer’s due diligence investigation of the Company and the Company’s assets, contracts, liabilities, operations, records and other aspects of its business (as described in Paragraph 4 of the Nonbinding Provisions). Prospective Buyer shall be under no obligation to continue with its due diligence investigation or negotiations regarding the Definitive Agreement if, at any time, the results of its due diligence investigation are not satisfactory to the Prospective Buyer for any reason in its sole discretion.

D.
Disclosure. Except as and to the extent that its counsel shall deem necessary to comply with applicable law, rule or regulation, without the prior written consent of the other party neither Prospective Buyer nor the Company shall, and each shall direct its Representatives not to, directly or indirectly, make any public comment, statement or communication with respect to, or otherwise disclose or permit the disclosure of the existence of the discussions regarding a possible transaction between the parties or any of the terms, conditions or other aspects of the transaction proposed in this Letter.

E.
Confidentiality. Except as and to the extent required by law, Prospective Buyer shall not disclose or use, and it shall cause its Representatives not to disclose or use, any confidential, material non-public information with respect to the Company furnished, or to be furnished, by the Company or its respective Representatives to Prospective Buyer or its Representatives in connection herewith at any time or in any manner other than in connection with its evaluation of the transaction proposed in this Letter. If the Binding Provisions are terminated pursuant to Paragraph H below, Prospective Buyer shall promptly return to the Company any Confidential Information in its possession.

F.
Costs. Each of Prospective Buyer and the Company shall be responsible for and bear all of its own costs and expenses (including any broker’s or finder’s fees) incurred in connection with the proposed transaction, including expenses of its Representatives, incurred at any time in connection with pursuing or consummating the proposed transaction.

G.
Consents. Upon execution of the Definitive Agreements, Prospective Buyer and the Company shall cooperate with each other and proceed, as promptly as is reasonably practicable, to prepare and file any notifications required by the H-S-R Act, to seek to obtain all required consents and approvals from lenders and other third parties.

H.	Termination. The binding provisions may be terminated:

(1)	By mutual written consent of the Prospective Buyer and the Company;

(2)	Upon written notice by any party to the other party if the Definitive Agreement has not been executed by July 15, 2008;

Provided, however, that the termination of the Binding Provisions shall not affect the liability of a party for breach of any of the Binding Provisions prior to termination. Upon termination of the Binding Provisions, the parties shall have no further obligations hereunder, except as stated in paragraphs E, F and G which shall survive any such termination.

Please sign and date this Letter in the space provided below to confirm the mutual agreements set forth in this letter and return a signed copy to the undersigned.

American International Industries, Inc.

By:
Name: Daniel Dror
Title: Chairman & CEO

Accepted and agreed to the ____ day of June, 2008:

Shumate Machine Works Corporation

By:

Shumate Industries, Inc.

By:

FIRST AMENDMENT

This first amendment will serve to modify the letter of intent dated June 20, 2008, between American International Industries, Inc., a Nevada corporation, or its wholly-owned subsidiary (“Prospective Buyer”), Shumate Industries, Inc. (“Parent”) and its wholly-owned subsidiary, Shumate Machine Works Corporation, a Texas corporation (“Shumate” and/or the “Company”) with respect to the possible acquisition of all the outstanding assets and the assumption of certain liabilities of Shumate.

Item I.3. Purchase Price Adjustment, currently states, “If the Assumed Liabilities exceed the accounts receivable, inventory, cash and pre-paid assets (otherwise known as “Negative Working Capital”), then Shumate Industries, Inc., the Parent, will issue within five (5) days of the determination of the excess Assumed Liabilities, a number of Parent’s unregistered common shares based upon the closing price of the Parent’s common shares on the date of such determination, equal to the difference on a dollar for dollar basis, not to exceed $700,000. As an example, if the Negative Working Capital is $500,000 at closing, then Shumate Industries will issue $500,000 dollars worth of its common stock. Negative Working Capital in excess of $700,000 shall not be assumed by the Prospective Buyer.”

Not withstanding the above, in no event shall the price of the Parent’s common shares be higher than $0.40 per share in the determination of the number of shares to be issued to the Prospective Buyer.

American International Industries, Inc.

By:
Name: Daniel Dror
Title: Chairman & CEO

Accepted and agreed to the ____ day of June, 2008:

Shumate Machine Works Corporation

By:

Shumate Industries, Inc.

By:

Appendix B

SHUMATE INDUSTRIES, INC.

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage paid envelope provided.

\*/ Please detach here \*/

The Board of Directors Recommends That You Vote FOR Each of the Proposals Below.

Proposal 1:	Approval of the Letter of Intent and the sale of the assets of Shumate Machine Works as contemplated under the Letter of Intent	☐	FOR	☐	AGAINST
Proposal 3:	Approval of the issuance of up to $700,000 of Common Stock in connection with the sale of the assets of Shumate Machine Works as contemplated under the Letter of Intent	☐	FOR	☐	AGAINST
Proposal 3:	Approval of an sale of Shumate Machine Works on terms at least as favorable as the Letter of Intent without requiring additional stockholder approval	☐	FOR	☐	AGAINST
Proposal 4:	Approval of a resolution authorizing our directors to change the company’s name to a name to be determined by the board of directors	☐	FOR	☐	AGAINST

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL LISTED ABOVE.

Address Change? Mark Box
Indicate changes below: ☐	Dated	, 2008

Signature(s) in Box (if there are co-owners, both must sign)
PLEASE DATE AND SIGN ABOVE exactly as name appears at the left, indicating, where appropriate, office position or representative capacity. For stock held in joint tenancy, each joint owner should sign.

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SHUMATE INDUSTRIES, INC.

Meeting Location:

12060 FM 3083
CONROE, TEXAS 77301

August 6, 2008

10:00 a.m. Central Time

Shumate Industries, Inc. 12060 FM 3083 Conroe, Texas 77301	PROXY

COMMON STOCK PROXY

PROXY FOR SPECIAL MEETING OF STOCKHOLDERS TO BE HELD AUGUST 6, 2008

The undersigned hereby appoints MATTHEW C. FLEMMING., with full powers of substitution, as proxies to represent and vote, as designated below, all shares of Common Stock of Shumate Industries, Inc., registered in the name of the undersigned at the Special Meeting of Stockholders of the Company to be held at 12060 FM 3083, Conroe, Texas 77301 at 10:00 a.m. (Central Time) on August 6, 2008, and at any adjournment thereof, and the undersigned hereby revokes all proxies previously given with respect to the meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

See reverse side for voting instructions.

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Appendix C

AMERICAN INTERNATIONAL INDUSTRIES, INC.
(NasdaqCM: “AMIN”)
601 CIEN STREET, SUITE 235, KEMAH, TX 77565-3077
Tel: (281) 334-9479 Fax: (281) 334-9508
www.americanii.com    email:   amin@americanii.com

FOR IMMEDIATE RELEASE

AMERICAN INTERNATIONAL INDUSTRIES, INC.
ANNOUNCES LETTER OF INTENT TO PURCHASE
SHUMATE MACHINE WORKS,
AN ENERGY RELATED COMPANY

Houston / Kemah, Texas - June 26, 2008 American International Industries, Inc. (NasdaqCM: AMIN) Mr. Daniel Dror, Chairman and CEO, today announced that the Company has entered into a non-binding letter of intent to purchase the assets of Shumate Machine Works Corporation (“SMW”), a subsidiary of Shumate Industries, Inc (OTCBB: SHMT), for approximately $6.7 million, including $1.7 million of assumed liabilities. The closing of the proposed transaction is expected to occur before July 30, 2008, subject to certain conditions related to the proposed purchase price, the receipt of third party consents, and the approval of the shareholders of Shumate Industries, Inc.

Shumate Machine Works (SMW) manufactures highly specialized equipment for energy industry customers including Baker Hughes, Halliburton Energy Services, Smith International, National Oil Well Varco, BJ Services Company, Canrig Drilling Technology, a Nabors Industries company, Enventure Global Technologies, FMC Technologies, Oceaneering Intervention Engineering, Shell Development, Weatherford International and other energy related companies.

SMW produces complex assemblies, including expandable tubing technology products that are used in field service operations for oil and gas exploration under extreme environmental conditions. SMW manufactures large-diameter products and close tolerance machined parts that range up to thirty-four feet in length using state of the art, large part CNC equipment. SMW anticipates a continued relationship with Hemiwedge Valve Corporation, the remaining subsidiary of Shumate Industries, Inc. after the purchase to manufacture valve components which is developing and commercializing proprietary new valve product lines.

Mr. Dror stated, “SMW will continue its strategic alliance with Hemiwedge® to support its significant anticipated growth. Additionally, the Company expects benefits from synergies between SMW and our subsidiaries, Delta Seaboard Well Service, Inc. and Hammonds Industries, Inc.”

SMW, which operates out of a 30,000 square foot manufacturing facility located in Conroe, Texas, had approximately $8 million in revenues and EBITDA adjusted for non-recurring expenses of $1.4 million for the year ended December 31, 2007. With the additional capital investment that we will provide, SMW expects to substantially increase future revenues and profits.

Larry Shumate, President of Shumate Machine Works, stated, “I am pleased with the financial and management expertise that American International Industries will bring to SMW and look forward to working with their management team to facilitate SMW’s future growth based on significant market demand for energy products today.”
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About American International Industries, Inc.

American International Industries, Inc. is a diversified holding company, with a business model similar to General Electric, Tyco International, and Berkshire Hathaway. The Company has holdings in Industry, Finance, and Real Estate in Houston Texas and surrounding areas, and Oil & Gas. The vision of the Company is to develop holdings in various industries through acquisition of existing companies, applying the financial resources and management expertise to foster the growth and profitability of the acquired businesses. The holding company serves as a financial and professional partner to the management of the subsidiaries. The role of the holding company is to improve each subsidiary’s access to capital, achieve economies of scale by consolidating administrative functions, and utilize the financial and management expertise of corporate personnel across all units. The Company is continuing to work with management of the subsidiary companies to improve revenues, operations and profitability. For additional information on American International Industries, Inc. and its products, please visit http://www.americanii.com.

About Shumate Industries, Inc.

Shumate Industries, Inc. is a Texas-based energy field services company that incorporates new technologies to bring products to market leveraging its existing infrastructure, expertise and customer channels. The Company operates through two wholly owned subsidiaries: 1.) Shumate Machine Works, a contract machining and manufacturing division focused in oilfield tubular products, and 2.) Hemiwedge Valve Corporation, a proprietary new valve technology division. The Hemiwedge division commercialized its Hemiwedge® Cartridge valve product line targeting oil, gas, process and power markets in early 2007 and is in prototype development of its Hemiwedge® sub-sea high pressure valve product line and a Hemiwedge® down-hole valve product line which it intends to commercialize via corporate partners. For additional information on Shumate Industries, Inc. and its products, please visit http://www.shumateinc.com.

Private Securities Litigation Reform Act Safe Harbor Statement:
The matters discussed in this release contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, that involve risks and uncertainties. All statements other than statements of historical information provided herein may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes", “anticipates", “plans", “expects” and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those that we may anticipate in each of our segments reflected by our subsidiaries’ operations include without limitations, continued value of our real estate portfolio, the strength of the real estate market in Houston, Texas as a whole, continued acceptance of the Company’s products and services, increased levels of competition, new products and technology changes, the dependence upon financing, third party suppliers and intellectual property rights, the rules of regulatory authorities and risks associated with any potential acquisitions. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis, judgment, belief or expectation only as of the date hereof.

Investor Relations: Rebekah Ruthstrom Tel: 281-334-9479 email: amin@americanii.com
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